Exhibit 99.4

VERSO PAPER HOLDINGS LLC

and

VERSO PAPER INC.

Offers to Exchange up to

$180,767,777 Aggregate Principal Amount of their Second Priority Adjustable Senior

Secured Notes

For Any and All of their Outstanding Second Priority Adjustable Senior Secured

Notes and $65,026,237 Aggregate Principal Amount of their Adjustable Senior

Subordinated Notes

For Any and All of their Outstanding Adjustable Senior Subordinated Notes

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2015

UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a Prospectus dated                     , 2015 (the “Prospectus”) and a Letter of Transmittal (which together constitute the “Exchange Offers”) relating to the offers by Verso Paper Holdings LLC and Verso Paper Inc. (together, the “Issuers”) to exchange their (i) Second Priority Adjustable Senior Secured Notes (the “Original Second Priority Notes”) for a corresponding and equal aggregate principal amount of new Second Priority Adjustable Senior Secured Notes (the “Second Priority Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) Adjustable Senior Subordinated Notes (the “Original Subordinated Notes” and, together with the Original Second Priority Notes, the “Original Notes”) for a corresponding and equal aggregate principal amount of new Adjustable Senior Subordinated Notes (the “Subordinated Exchange Notes” and, together with the Second Priority Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the corresponding Original Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Original Notes under certain circumstances relating to the Notes Registration Rights Agreement, dated August 1, 2014, among the Issuers, the subsidiaries of Verso Paper Holdings LLC named therein and Evercore Group, LLC, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as dealer managers.

The enclosed material is being forwarded to you as the beneficial owner of Original Notes carried by us for your account or benefit but not registered in your name. An exchange of any Original Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Original Notes in the Exchange Offers.

Accordingly, we request instructions as to whether you wish us to exchange any or all such Original Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Original Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Original Notes on your behalf in accordance with the provisions of the Exchange Offers. The Exchange Offers expire at 5:00 p.m., New York City time, on                     , 2015, unless extended. The term “Expiration Date” shall mean 5:00 p.m., New York City time, on                     , 2015, unless the Exchange Offers are extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offers are extended. A tender of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.	The Issuers will issue a like principal amount of Exchange Notes in exchange for the principal amount of corresponding Original Notes surrendered pursuant to the Exchange Offers, of which (i) $180,767,777 aggregate principal amount of Original Second Priority Notes, and (ii) $65,026,237 aggregate principal amount of Original Subordinated Notes was outstanding as of the date of the Prospectus. The terms of the Exchange Notes are identical in all respects to the corresponding Original Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Original Notes under certain circumstances relating to the Notes Registration Rights Agreement.

2.	The Exchange Offers are subject to certain customary conditions. See “The Exchange Offers—Conditions to the Exchange Offers” in the Prospectus.

3.	The Exchange Offers and withdrawal rights will expire at 5:00 p.m., New York City time, at the end of , 2015, unless extended.

4.	The Issuers have agreed to pay the expenses of the Exchange Offers.

5.	Any transfer taxes incident to the transfer of Original Notes from the tendering holder to us will be paid by the Issuers, except as provided in the Prospectus and the Letter of Transmittal.

The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of the Exchange Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Original Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Original Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offers of Verso Paper Holdings LLC and Verso Paper Inc.

This will instruct you to tender for exchange the aggregate principal amount of Original Notes indicated below (or, if no aggregate principal amount is indicated below, all Original Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of Second Priority Adjustable Senior Secured Notes to be tendered for exchange:

$

Aggregate Principal Amount of Adjustable Senior Subordinated Notes to be tendered for exchange:

$

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of (i) Second Priority Adjustable Senior Secured Notes in the space above, all Second Priority Adjustable Senior Secured Notes held by you for my (our) account will be tendered for exchange, and (ii) Adjustable Senior Subordinated Notes in the space above, all Adjustable Senior Subordinated Notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Date:

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

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